Exhibit 2.1

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of June 9, 2017, to the Agreement and Plan of Merger, dated as of November 3, 2016 (the “Agreement”), among Lattice Semiconductor Corporation (the “Company”), Canyon Bridge Acquisition Company, Inc., a Delaware corporation (“Parent”), and Canyon Bridge Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and collectively with the Company and Parent, the “Parties”).

R E C I T A L S

WHEREAS, the Parties desire to amend certain provisions of the Agreement pursuant to Section 8.03 thereof, as set forth in this Amendment.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS; JOINDER

1.1 Defined Terms; References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Section or Article shall refer to the particular Section or Article in the Agreement. Each reference to “hereof,” “hereunder,” “herein,” “hereby” and each other similar reference contained in the Agreement shall refer, from and after the date of this Amendment, to the Agreement as amended by this Amendment.

1.2 Continuing Efforts to Obtain CFIUS Approval. The Parties hereby agree to use their reasonable best efforts to cause the joint voluntary notice submitted to CFIUS with respect to the transactions contemplated by the Agreement (CFIUS Case 17-006) to be withdrawn, as promptly as practicable, subject to an understanding that CFIUS will promptly initiate a new review of the transaction.

1.3 Amendment to Outside Date. Section 8.01(b)(i) of the Agreement is hereby amended to delete the reference therein to “August 1, 2017” and insert in its place “September 30, 2017”.

ARTICLE II

MISCELLANEOUS

2.1 No Other Amendments; No Waiver of Rights. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect.

2.2 Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of Law (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

2.3 Counterparts; Effectiveness. This Amendment may be executed in two or more consecutive counterparts (including by facsimile, or “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically or otherwise) to the other Parties.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its respective duly authorized officers as of the date first above written.

LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ Darin G. Billberbeck
Name:	Darin G. Billerbeck
Title:	President & CEO

CANYON BRIDGE ACQUISITION COMPANY, INC.

By:	/s/ Benjamin Bin Chow
Name:	Benjamin Bin Chow
Title:	President

CANYON BRIDGE MERGER SUB, INC.

By:	/s/ Benjamin Bin Chow
Name:	Benjamin Bin Chow
Title:	President

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